Exhibit 99.2

Summary English Translation of Share Transfer Agreement dated April 6, 2010

Party A: BCD (Shanghai) Semiconductor Manufacturing Limited

Party B: Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd.

WHEREAS

1. BCD (Shanghai) Microelectronics Co., Ltd. (“BCD Shanghai ME”) is a limited liability company established on November 20, 2009, with a registered capital of RMB 130 million. Both Party A and Party B are the shareholders of BCD Shanghai ME. Party A has contributed RMB 90.4 million of BCD Shanghai ME’s registered capital and holds 69.54% of BCD Shanghai ME’s equity interest; Party B has contributed RMB 39.6 million of BCD Shanghai ME’s registered capital and holds 30.46% of BCD Shanghai ME’s equity interest.

2. Party A agrees to transfer all of its equity in BCD Shanghai ME to Party B and Party B agrees to accept such transfer.

NOW THEREFORE, the parties enter into this share transfer agreement (“Agreement”) in accordance with the laws and regulations of the People’s Republic of China.

I. Profile of BCD Shanghai ME and Current Shareholding

1. BCD Shanghai ME has a registered capital of RMB 130 million, which has been fully paid in. The company has an operating term of 30 years, starting from November 20, 2009 and ending on November 19, 2039. BCD Shanghai ME’s business scope covers technology development, technology transfer, technology consulting and technology services related to semiconductor integrated circuits and electronic devices, wholesale of electronic products and import and export of products and technology.

2. Party A and Party B hold 69.54% and 30.46% equity interest in BCD Shanghai ME respectively.

II. General Undertakings by the Parties

1. Party A undertakes to transfer its 69.54% equity interest in BCD Shanghai ME to Party B in accordance with the terms set forth herein. Upon completion of the transfer, Party B will solely hold 100% equity interest in BCD Shanghai ME and Party A will no longer hold any equity interest in BCD Shanghai ME.

2. Party B undertakes to accept transfer of such equity interest and pay the transfer price in accordance with the provisions hereof and assume corresponding obligations.

III. Amount of the Transfer Price

Party B shall pay RMB 90.4 million to Party A for the 69.54% equity interest in BCD Shanghai ME to be transferred from Party A to Party B.

IV. Payment of Transfer Price and Delivery of Shares

1. Party B shall pay the transfer price amounting to RMB 90.4 million to Party A by wire transfer within 12 months of execution of this Agreement.

2. The Parties agree that, upon BCD Shanghai ME’s obtaining the updated business license following the transfer, the Parties shall go through the procedures for delivery of shares in accordance with the provisions hereof and go through relevant formalities.

V. Representations and Warrants

1. Party A warrants that it is duly incorporated, validly existing and in good standing and has the right, power and capacity as may be required for the execution and performance of this Agreement.

2. Party A warrants that it has completed and executed all required internal and external approving procedures in connection with this Agreement; that it has not created any security interest on the equity to be transferred; that it has not caused any damage to the property or rights of BCD Shanghai ME; that it will promptly provide all documentation and information relating to the equity transfer contemplated herein and that such documentation and information are true, valid and complete.

3. Party B warrants that it is duly incorporated, validly existing and in good standing and has the right, power and capacity as may be required for the execution and performance of this Agreement.

4. Party B warrants that it has completed and executed all required internal and external approving procedures in connection with this Agreement; that it has sufficient capability to pay the transfer price; that it will pay the transfer price in full on time as required hereunder; that it will promptly provide all documentation and information relating to the equity transfer contemplated herein and that such documentation and information are true, valid and complete.

VI. The Parties’ Rights and Obligations

1. Upon effectiveness of this Agreement, Party B shall automatically have and assume all rights and obligations as set forth in the amended Articles of Association of BCD Shanghai ME.

2. The Parties agree that all profits generated by BCD Shanghai ME between February 28, 2010 and the date when BCD Shanghai ME completes the transfer procedures and obtains the new business license shall be owned by Party B.

VII. Confidentiality

Either party shall keep strictly confidential the secret information on technology, business and management obtained from the other party and third parties as a result of the execution and performance of this Agreement, and shall not disclose such information in any form for any purpose without the rightful owner’s written approval.

VIII. Liability for Breach

The parties shall scrupulously abide by this Agreement. If either party breaches any provision hereof, such party shall be liable for breach of this Agreement.

IX. Termination

1. This Agreement may be terminated:

1) by mutual agreement;

2) by either party if the other party materially breaches this Agreement; or

3) if the approval from the authorities cannot be obtained for this Agreement or related materials;

2. If this Agreement cannot be performed due to either party’s ill will or negligence, the other party shall have the right to terminate this Agreement and request the responsible party to indemnify such party against damages.

3. If this Agreement cannot be approved by the authorities in China within a reasonable period for any reason not attributable to either party, then this Agreement may be terminated without any liability against either party, provided that all the expenses incurred shall be borne by BCD Shanghai ME.

4. Section VII of this Agreement shall survive the termination of this Agreement.

X. Costs of Government and Other Procedures

1. The Parties shall and shall cause BCD Shanghai ME to promptly execute all necessary documents relating to various government and other procedures.

2. All costs and expenses arising in government and other procedures in connection with the equity transfer hereunder shall be borne by BCD Shanghai ME.

XI. Applicable Law and Dispute Resolution

1. This Agreement shall be governed by the laws of the People’s Republic of China (excluding Taiwan, Hong Kong and Macau for this purpose).

2. All disputes arising out of or in connection with this Agreement shall be settled by the parties through discussions; if no agreement can be reached through discussions, either party may submit such disputes to China International Economic and Trade Arbitration Commission (CIETAC) Shanghai Branch for arbitration in accordance with its then effective arbitration rules. The arbitration award shall be final and binding upon both parties. All the provisions of this Agreement except those are in dispute and under arbitration shall continue to be performed during the arbitration.

XII. Force Majeure

1. If this Agreement cannot be effectively and promptly performed due to any force majeure event, the affected party shall notify the other party by fastest means such as telephone, fax and email, and shall deliver to the other party valid evidence for such force majeure event and the written explanation for the failure to perform this Agreement effectively and promptly within seven (7) days of such notice.

2. The party affected by such force majeure event shall, to the extent possible, use its best efforts to mitigate the adverse impact of such force majeure event on this Agreement.

3. Depending on the extent to which any force majeure event affects this Agreement, the parties shall discuss and determine whether to terminate/revise this Agreement, waive the performance of certain provisions or delay the performance of this Agreement.

XIII. Severability

If any provision of this Agreement is held invalid or unenforceable by any competent government department or judicial organ, the validity and enforceability of the remaining provisions of this Agreement shall not be affected. The parties shall use their best efforts to promptly replace the provision that is invalid or unenforceable with a provision that is closest in meaning to the parties’ original intent.

XIV. No Assignment

Neither party shall assign the rights and obligations hereunder to any third party without the prior written consent of the other party and necessary government approval.

XV. No Waiver

The failure of either party to promptly request the other party to perform all or part of the obligations specified in any provision hereof shall not operate as such party’s waiver of the right to request the other party to perform such obligations, nor shall it operate as a waiver, reduction or change of any rights in any form.

XVI. Entire Agreement

This Agreement shall constitute an entire agreement between the parties in connection with the subject matter hereof.

XVII. Miscellaneous

This Agreement shall come into effect on April 6, 2010. This Agreement is made in six (6) counterparts. Party A, Party B, BCD Shanghai ME and the relevant administration for industry and commerce shall hold one counterpart each. The remaining counterparts shall be kept by BCD Shanghai ME for future use. All counterparts shall have the same force and effect.

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Party A: BCD (Shanghai) Semiconductor Manufacturing Limited (Seal)

Legal Representative (Signature):

Date:

Party B: Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd. (Seal)

Legal Representative (Signature):

Date: